                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
New Generation Holdings, Inc.:

    We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

    Our report dated March 3, 2000, contains an explanatory paragraph that states that the Company suffered a loss from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP


McLean, Virginia
July 7, 2000